Exhibit 10.9
FIRST AMENDMENT
THIS FIRST AMENDMENT, dated as of March 23, 2010 (the “Amendment”) to the Schedule (“Schedule”) to the Master Agreement dated as of July 18, 2007 (the “Agreement”) between WELLS FARGO BANK, N.A. (formerly known as Wachovia Bank, National Association) (“Party A”) and WRIGHT EXPRESS CORPORATION (“Party B”). The Agreement includes the Schedule, the Credit Support Annex (which shall become effective as of the date of the First Amendment) and all Confirmations exchanged between the parties confirming the Transactions (or Swap Transactions) thereunder. In consideration of the agreements and provisions herein contained and in reliance on the representations contained herein, the parties have agreed to amend the Agreement by this Amendment.
Accordingly, the parties agree as follows:
1.	Part 1(c) of the Schedule pertaining to the “Cross Default” provision is revised and amended to read as follows:

“(c) The “Cross Default” provisions of Section 5(a)(vi) of this Agreement will apply to Party A and to Party B, provided however, Section 5(a)(vi) is hereby amended by adding the following proviso to the end thereof: “provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if the default, event of default or other similar condition or event referred to in (1) or the failure to pay referred to in (2) is caused not (even in part) by the general unavailability of funds but is caused solely due to a technical or administrative error which has been remedied within three Local Business Days after notice of such failure is given to the party.”

2.	Part 1 (c) of the Schedule pertaining to the “Threshold Amount” provision with respect to Party A and Party B is revised and amended to read as follows:
“(c) “Threshold Amount” means with respect to Party A and Party B, an amount (including its equivalent in other currency) equal to the higher of $20,000,000 or 5% of its Shareholder Equity as reflected in its most recent financial statements.

“Shareholder Equity” means an amount equal to a party’s total assets minus its total liabilities, as reflected on such party’s most recent audited financial statements.”
3.	Part 4(d) of the Schedule is amended in its entirety to read as follows:
“(d)	Multibranch Party.

(i) Party A is a Multibranch Party and may act through its San Francisco or Charlotte Office or its London Branch, and (B) if any Confirmation for a Transaction is sent or executed by Party A without specifying its Office, it will be presumed that Party A’s Office for that Transaction is its San Francisco Office absent notice to the contrary from Party A.

(ii) Party B is not a Multibranch Party.”
4.	Part 4(f) of the Schedule is amended in its entirety to read as follows:
“(f)	“Credit Support Document” means the Credit Support Annex with respect to Party A and to Party B, entered into between the parties and attached hereto.”

5.	Part 4(h) of the Schedule is amended in its entirety to read as follows:
“(h)	Governing Law & Jurisdiction. To the extent not otherwise preempted by U.S. Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York (without giving effect to any provision of New York law that would cause another jurisdiction’s laws to be applied). Section 13(b) of the Agreement is hereby amended by (i) deleting the word “non-exclusive” appearing in subparagraph (i) thereof and substituting therefor the word “exclusive” and (ii) deleting the last sentence of Section 13(b) and substituting therefor the following sentence:
“Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States District Court located in the Borough of Manhattan in New York City lacks jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate (including, without limitation, any suit, action or proceeding described in Section 5(a)(vii)(4) of this Agreement), and, in order to exercise or protect its rights, interests or remedies under this Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
6.	Ratification of Agreement. This Amendment shall be an amendment to the Agreement, and the Schedule, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect.

7.	Representations. Each party represents to the other party as follows:
(a)	it has the power to, and has taken all action necessary for it to, execute and deliver this Amendment;

(b)	its execution and delivery of this Amendment do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c)	all governmental and other consents that are required to have been obtained by it with respect to its execution and delivery of this Amendment have been obtained and are in full force and effect and all conditions of all such consents have been complied with;

(d)	this Amendment is a legal, valid and binding agreement, enforceable against it in accordance with the terms of this Amendment (subject to applicable bankruptcy, reorganization, insolvency , moratorium or similar laws affecting creditors’ rights generally);

(e)	as expressly amended hereby, the Agreement is in full force and effect; and

(f)	the person who is authorized to execute and deliver on its behalf this Amendment is identified in the certificate being delivered by it with this Amendment (which also sets forth the title and specimen signature of that person), and the authority of each such person is set forth in the certified resolutions or other authorizing corporate action being delivered herewith (which evidence the truth and accuracy of the representation as set forth in clause (a) of this provision).
8.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
9.	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.
10.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original and which together shall constitute a single agreement.
11.	Governing Law. This Amendment shall be subject to the governing law and jurisdiction provision of the Schedule to the Agreement.
IN WITNESS WHEREOF, each of the parties have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

WELLS FARGO BANK, N.A
By:	/s/ John Miechowski
	Name:	John Miechowski
	Title:	Authorize Signatory

WRIGHT EXPRESS CORPORATION
By:	/s/ Steven A. Elder
	Name:	Steven A. Elder
	Title:	Treasurer

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